MEMORANDUM

                             FT 995
                       File No. 333-125700

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on July 12, 2005 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS

Cover Page     The date of the Trusts has been added.

Pages 3-5      The following information for the Trusts appears:

               The   Aggregate  Value  of  Securities   initially
               deposited has been added.

               The initial number of units of the Trust

               Sales charge

               The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

               The Mandatory Termination Date has been added.

Page 7         The   Report  of  Independent  Registered   Public
               Accounting Firm has been completed.

Pages 8-10     The Statements of Net Assets have been completed.

Pages 11-16    The Schedules of Investments have been completed.

Back Cover     The date of the Prospectus has been included.


 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

               The Trust Agreement has been conformed to reflect the execution thereof.

                                    CHAPMAN AND CUTLER LLP

July 12, 2005